UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 3, 2008

Wachovia Preferred Funding Corp.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-31557	56-01986430
(Commission File Number)	(IRS Employer Identification No.)

1620 East Roseville Parkway Roseville, California	95661
(Address of Principal Executive Offices)	(Zip Code)

(877) 867-7378

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2008, the board of directors of Wachovia Preferred Funding Corp. (“WPFC”) appointed David K. Zwiener as WPFC’s Senior Executive Vice President and Chief Financial Officer, effective immediately. Mr. Zwiener , 54, has been serving as Senior Executive Vice President and Chief Financial Officer of Wachovia Corporation (“Wachovia”), WPFC’s indirect parent corporation, since September, 2008.

Mr. Zwiener served as Managing Director for The Carlyle Group, focused on private equity opportunities in the global financial services sector since September 2007. Prior to this role, he worked at The Hartford Financial Services Group, Inc., where he served as President and Chief Operating Officer of property and casualty operations and as Executive Vice President and Chief Financial Officer. He worked at Hartford from 1995 through 2007 and also served as a member of the company’s board of directors. Prior to joining The Hartford Financial Services Group, Inc., Zwiener served for two years as Chief Financial Officer and Executive Vice President of ITT Financial Corporation, where he was responsible for all finance and systems operations, and he played a key role in the sale of ITT Financial. Prior to that Mr. Zwiener served a number of roles in the financial services industry, including Heller International Corp., Kimberly Clark, Mellon Bank and Ford Motor Corporation. He received his M.B.A. in finance and marketing from Northwestern University and his bachelor’s degree from Duke University.

On September 8, 2008, Wachovia entered into an agreement with Mr. Zwiener that governs the terms of his employment with Wachovia (the “Agreement”). Except as provided below, the terms of the Agreement are substantially the same as those for other Wachovia executive officers, which are described in Wachovia’s 2008 proxy statement. The Agreement generally provides for payment to Mr. Zwiener following a termination of employment with Wachovia by Mr. Zwiener for “good reason” or a termination of employment by Wachovia without “cause”. The Agreement also provides that Wachovia will pay Mr. Zwiener a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by Mr. Zwiener if employment is terminated in conjunction with a “change in control” of Wachovia and such taxes become payable, as a result of payments under the Agreement or otherwise, and are deemed to be “excess parachute payments” for federal tax purposes. In addition, the Agreement contains restrictive covenants for Wachovia’s benefit following such terminations of employment. The Agreement prohibits Mr. Zwiener from competing with Wachovia following employment termination in certain circumstances; from soliciting Wachovia employees and customers; and from divulging confidential information obtained while employed with Wachovia.

The financial terms of the Agreement include (1) an annual salary of $500,000; (2) a target annual cash incentive of $3,750,000; and (3) a target annual stock award incentive with an economic value of $3,750,000. For fiscal year 2008, payable in February 2009, Mr. Zwiener will receive a guaranteed minimum annual cash incentive award of $937,500.

Mr. Zwiener was entitled to a number of benefits with his former employer that he forfeited, including partnership equity and carried interest opportunity, in order to become employed by Wachovia. In order to replace those forfeited benefits, Wachovia agreed (1) to pay Mr. Zwiener an upfront cash bonus of $4,000,000 for one-time transition expenses and the expected value of any cash incentive from Mr. Zwiener’s current employer for 2008 that he will forfeit; (2) to grant Mr. Zwiener 1,000,000 Wachovia stock options, which shall vest in three equal annual installments, at a price per share equal to fair market value on the date of grant, and have a ten-year term; and (3) to grant Mr. Zwiener 800,000 shares of Wachovia performance restricted stock awards (“RSAs”). One-fourth of these performance RSAs will vest only if Wachovia’s share price is at least $20 over a 15-day trading period on the NYSE; one-fourth will vest only if Wachovia’s share price is $25 over such a period;; one-fourth will vest only if Wachovia’s share price is $30 over such a period; and one-fourth will vest only if Wachovia’s share price is $35 over such a period. For each performance RSA, the relevant performance goals must be achieved within six years in order for vesting to occur. All performance RSAs also have a separate three-year employment requirement.

The Agreement is attached hereto as Exhibit (10) and incorporated into this Item 5.02 by reference. The foregoing summary description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

(10)	Agreement, dated September 8, 2008, between Wachovia and David K. Zwiener (incorporated by reference to Exhibit (10) to Wachovia’s Current Report on Form 8-K dated September 8, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION

Date: November 4, 2008	By:	/s/ Peter M. Carlson
	Name:	Peter M. Carlson
	Title:	Executive Vice President

Exhibit Index

Exhibit No.	Description
(10)	Agreement, dated September 8, 2008, between Wachovia and David K. Zwiener (incorporated by reference to Exhibit (10) to Wachovia’s Current Report on Form 8-K dated September 8, 2008).